Exhibit 99.1

Elite Pharmaceuticals Expands Board of Directors with Election of Aqeel A. Fatmi, Ph.D., and John W. LaRocca, Esq.

Northvale, NJ – November 3, 2026: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCQB: ELTP), a specialty pharmaceutical company developing niche generic products, announced today that on October 28, 2026, its Board of Directors (the “Board”) increased the size of the Board from four to six directors and unanimously elected Aqeel A. Fatmi, Ph.D., and John W. LaRocca, Esq. as directors.

“We are pleased to welcome Aqeel Fatmi and John LaRocca to our Board of Directors,” stated Nasrat Hakim, Elite’s President, Chief Executive Officer and Chairman of the Board. “Dr. Fatmi brings decades of experience in pharmaceutical research, development, operations and M&A transactions, and Mr. LaRocca brings extensive experience in the generic drug industry, public company governance, M&A transactions and compliance. We look forward to their guidance as we expand our pharmaceutical operations.”

Aqeel A. Fatmi, Ph.D., has more than four decades of experience in the pharmaceutical and biopharmaceutical industry, with leadership and advisory roles in drug discovery, development and delivery, global manufacturing operations, supply chain management, and corporate governance. Dr. Fatmi has served as an independent strategic and technical advisor to pharmaceutical companies and investors, including Tennenbaum Capital Partners, LLC/BlackRock Inc. and Strides Pharma. In 2016 and 2017, he served as Operating Executive Vice President of Epic Pharma LLC (“Epic”) and, as technical advisor to Humanwell Healthcare (Group) Co., Ltd. (“Humanwell”), led the integration of Epic’s technical and operations functions following Humanwell’s acquisition of Epic. He previously served as Chief Scientific Officer of Patheon Inc. and Banner Life Sciences from 2013 to 2016, following Patheon’s acquisition of Banner Pharmacaps in 2012. From 2000 to 2012, he was Global Head of Research and Development and Operations at Banner Pharmacaps. Earlier, he founded and directed the Combinatorial Chemistry Center at Georgia State University and was Senior Vice President, U.S. Research and Development, at Solvay Pharmaceuticals, Inc. Dr. Fatmi is an inventor on more than two dozen patents in drug delivery technologies and has authored or presented more than sixty publications and scientific presentations. Dr. Fatmi holds a Ph.D. in Medicinal Chemistry from the University of Georgia and completed a National Science Foundation postdoctoral fellowship there.

John W. LaRocca, Esq., has more than three decades of legal experience, including more than two decades in the pharmaceutical industry, with a focus on generic and specialty pharmaceutical companies. He served as Senior Vice President, General Counsel, and Corporate Secretary of Y-mAbs Therapeutics, Inc. from January 2024 to October 2025, during which he oversaw the company’s 2025 sale to SERB Pharmaceuticals, and as Vice President, General Counsel and Corporate Secretary of Aerie Pharmaceuticals, Inc. from 2018 to 2022. From 2015 to 2018, he was Executive Vice President, General Counsel, and Chief Legal and Compliance Officer of Eagle Pharmaceuticals, Inc. From 2005 to 2014, he held senior legal positions at Actavis, including Chief Legal Officer of Actavis, Inc. and Vice President, Legal Affairs–Americas and Deputy General Counsel of Actavis plc. Earlier, he was Divisional Counsel to Alpharma Inc.’s U.S. Generics Division. Mr. LaRocca is the founder of LaRocca Advisory Services, which provides advisory services to healthcare and life sciences companies. He has served as an independent director of BetterLife Pharma Inc. (CSE: BETR) since July 2026. Mr. LaRocca holds a J.D. from Columbia Law School and a B.A. from Columbia College and is admitted to practice in New York and New Jersey.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and distributes niche generic products. Elite specializes in developing, manufacturing, and distributing oral, controlled-release drug products. Elite owns multiple generic products, which it distributes nationwide under the Elite Laboratories, Inc. label. Elite operates a cGMP and DEA-registered research, development, and manufacturing facility in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance, or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance, or other expectations that may be implied by these forward-looking statements. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com